UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ITERIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITERIS, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 23, 2013

To the Stockholders of Iteris, Inc.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Iteris, Inc., a Delaware corporation, will be held on September 23, 2013 at 10:00 a.m. Pacific Time, at our principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.                                     To elect Richard Char, Kevin C. Daly, Ph.D., Gregory A. Miner, Abbas Mohaddes, Gerard M. Mooney, Thomas L. Thomas and Mikel Williams to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until his successor is elected and qualified.

2.                                     To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014.

3.                                     To approve, by advisory vote, the compensation of our named executive officers, as described in the proxy statement accompanying this notice.

4.                                     To conduct an advisory vote on the frequency of conducting future advisory votes on the compensation of our named executive officers.

5.                                     To transact any other business which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All stockholders of record as of the close of business on July 25, 2013 are entitled to notice of and to vote at the Annual Meeting and at any postponement(s) or adjournment(s) thereof.  You are cordially invited to be present and to vote at this Annual Meeting.  Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares by completing and returning the enclosed proxy card.  If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), in lieu of a proxy card you should receive from that institution an instruction form for voting by mail and you may also be eligible to vote your shares electronically over the Internet or by telephone.  Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted.  You may revoke your proxy at any time prior to the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the Annual Meeting will be counted.  For further information, please see the discussion of voting rights and proxies beginning on page 1 of the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Abbas Mohaddes
Chief Executive Officer and President

Santa Ana, California

August 14, 2013

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ITERIS, INC.
1700 Carnegie Avenue, Suite 100
Santa Ana, California  92705

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 23, 2013

General

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Iteris, Inc., a Delaware corporation (“Iteris” or the “Company”), to be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 23, 2013 and at any adjournment(s) or postponement(s) of the meeting.  The Annual Meeting will be held at 10:00 a.m. Pacific Time, at our principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705.  These proxy materials and the form of proxy are expected to be mailed to our stockholders who are entitled to vote at the Annual Meeting on or about August 20, 2013.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders and are described in more detail in this proxy statement.

Internet Availability of Materials

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 23, 2013:  The proxy statement, proxy card, and Annual Report on Form 10-K for the fiscal year ended March 31, 2013, as amended by Amendment No. 1 on Form 10-K/A (the “Annual Report”), are available at www.edocumentview.com/ITI, or at www.envisionreports.com/ITI for registered holders (Internet voting included).

Voting Rights

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as July 25, 2013.  At the close of business on the record date, 32,470,331 shares of our common stock, par value $0.10 per share, were outstanding and no shares of our preferred stock were outstanding.  Each stockholder is entitled to one vote for each share of common stock held by such stockholder as of the record date.

The presence in person or by proxy of the holders of a majority of the outstanding shares of the common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.  If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, directors will be elected by a plurality of the common stock entitled to vote and present in person or represented by proxy at the Annual Meeting, unless cumulative voting is in effect.  Pursuant to our bylaws, no stockholder is entitled to cumulate his or her votes for candidates other than those whose names have been placed in nomination prior to the commencement of voting and unless at least one stockholder has given notice prior to commencement of voting of his or her intention to cumulate votes.  If any stockholder has given such notice, then each stockholder may cumulate votes by multiplying the number of shares of common stock the stockholder is entitled to vote by the number of directors to be elected.  The number of cumulative votes thus determined may be voted all for one candidate or distributed among several candidates, at the discretion of the stockholder.  The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.  If cumulative voting is in effect, the persons named in the accompanying proxy will vote the shares of common stock covered by proxies received by them (unless authority to vote for directors is withheld) among the named candidates as they determine.

With regard to Proposals Two and Three, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.  With respect to Proposal Four, there is no threshold vote that must be obtained for the proposal.  The Board of Directors will consider the frequency that receives the highest number of votes by stockholders to be the frequency that is preferred by stockholders.

If you hold your shares in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee (each, a “custodian”)), your custodian is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  Your custodian is required to vote your shares on your behalf in accordance with your instructions.  If you do not give instructions to your custodian, your custodian is permitted to vote your shares with respect to “routine” matters, such as the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm under Proposal Two.  However, if you do not give instructions to your custodian, your custodian will NOT be permitted to vote your shares with respect to “non-routine” matters.  All other proposals described in this proxy statement are considered non-routine matters.  Accordingly, if you do not give your custodian specific instructions for voting on Proposals One, Three or Four, then your shares will be treated as “broker non-votes” with respect to such proposal(s) and will not be voted on the proposal(s) for which you did not provide instructions.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.  Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Voting

You may vote by one of three ways: (i) by mail, (ii) electronically over the Internet or by telephone, or (iii) by ballot in person at the Annual Meeting.  If you are a “registered holder” (i.e., your shares are registered in your own name through our transfer agent), you may vote by returning a completed proxy card in the enclosed postage-paid envelope or through the Internet at www.envisionreports.com/ITI.  If your shares are held in “street name”, in lieu of a proxy card you should receive a voting instruction form from that custodian by mail.  The voting instruction form should indicate whether the custodian has a process for beneficial holders to vote over the Internet or by telephone.  Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.  If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

If you are a registered holder, you may also vote your shares in person at the Annual Meeting.  If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the Annual Meeting.  We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Proxies

Please use the enclosed proxy card to vote by mail.  If your shares are held in street name, then in lieu of a proxy card you should receive from that custodian an instruction form for voting by mail, the Internet or by telephone.  Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted.  Only proxy cards and voting instruction forms that have been signed, dated, and timely returned (or otherwise properly voted by Internet or telephone) will be counted in the quorum and voted.  Properly executed proxies will be voted in the manner directed by the stockholders.  If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the election of the directors proposed by our Board of Directors (the “Board”) under Proposal One, (ii) for THREE YEARS with respect to Proposal Four and (iii) FOR the approval of each of the other proposals as described in this proxy statement and the accompanying notice.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting as well as any procedural matters.  We have not been notified by any stockholder of an intent to present a stockholder proposal at the Annual Meeting.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Secretary at our principal executive offices.  If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.  Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.  Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

The enclosed proxy is being solicited by our Board of Directors.  We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing, and mailing this proxy statement, the proxy card, and any additional material furnished to the stockholders.  Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, e-mail or any other means by our directors, officers, or employees.  No additional compensation will be paid to these individuals for any such services.

In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies.  Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting.  All directors are elected annually and hold office until the next annual meeting of stockholders, and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.  On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved the following persons as nominees for election at the Annual Meeting:  Richard Char, Kevin C. Daly, Ph.D., Gregory A. Miner, Abbas Mohaddes, Gerard M. Mooney, Thomas L. Thomas and Mikel Williams.  Each nominee, other than Mr. Mooney, is currently a member of our Board of Directors.  Joel Slutzky, one of our current directors, will not be standing for reelection at the Annual Meeting.  Each nominee for election has agreed to serve if elected, and we have no reason to believe that any of the nominees will be unavailable to serve.  In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes.  Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named above.

Stockholder Approval

The seven candidates receiving the highest number of affirmative votes, present in person or represented by proxies and entitled to vote at the Annual Meeting, will be elected as our directors.  However, if cumulative voting is in effect, the proxy holders will have the right to cumulate and allocate votes among those nominees standing for election as such proxy holders in their discretion elect.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote “FOR” the seven director nominees listed above.

Directors and Nominees

The table and narrative below set forth information as of August 1, 2013 regarding each director (other than Mr. Slutzky who will not be serving as a director after the Annual Meeting) and each director nominee, including the year they first became directors, business experience during at least the past five years, public company boards they currently serve on or have served on during the past five years, and certain other biographical information and attributes that the Nominating and Corporate Governance Committee determined qualify them to serve as directors.  The Nominating and Corporate Governance Committee believes that the directors and director nominees have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of experience and thought; and the commitment to devote significant time and energy to service on the Board and its committees.

Name	Age	Current Position(s) with Iteris
Richard Char(3)	54	Director
Kevin C. Daly, Ph.D.(2)(3)	69	Director
Gregory A. Miner(1)	58	Chairman of the Board
Abbas Mohaddes	56	Chief Executive Officer, President and Director
Gerard M. Mooney	59	Director Nominee
Thomas L. Thomas(1)(2)(3)	64	Director
Mikel Williams(1)(2)	56	Director

(1)           Member of the Audit Committee

(2)           Member of the Compensation Committee

(3)           Member of the Nominating and Corporate Governance Committee

Richard Char has served as a Managing Director with Citi Enterprise Payments since August 2011.  He is currently the Global Head of Digital Networks and Retail Solutions.  Prior to joining Citi, Mr. Char was the Senior Managing Director at Regent Pacific Management Corporation, a turnaround, restructuring, and performance improvement firm, from September 2010 to August 2011.  From October 2008 to March 2010, Mr. Char served as CEO of Incentium, LLC (formerly, VIPGift LLC), a provider of corporate and consumer loyalty and incentive programs.  Incentium filed for bankruptcy protection in February 2011.

From June 2006 to July 2008, Mr. Char was the Senior Vice President of Corporate Development and General Counsel of Blackhawk Network, Inc., an affiliate of Safeway which markets pre-paid gift cards through leading U.S. retailers.  Mr. Char’s prior business experience includes serving as the President and Chief Executive Officer of IC Media, a developer of CMOS digital image sensors, as the Managing Director with the Technology Group of Credit Suisse First Boston, as Co-Head of Technology Investment Banking at Cowen & Company, and as a partner in the law firm of Wilson Sonsini Goodrich & Rosati.  Mr. Char also served on the board of directors of Netlist, Inc. from January 2010 until December 2012.  He received his A.B. degree from Harvard College and his J.D. degree from Stanford Law School.  Mr. Char has served as a director since October 2005 and brings to the Board of Directors executive leadership experience, as well as significant corporate finance, legal and corporate development experience and financial acumen through his many years of work as a lawyer and in corporate finance.

Kevin C. Daly, Ph.D. has served as the CEO of Maxxess Systems, Inc., a provider of electronic security systems, since November 2005.  Between August 2007 and August 2009, Dr. Daly also served as CEO of iStor Networks, Inc., a manufacturer of IP SAN storage systems.  Prior to that, he served as the CEO of several technology companies, including Avamar Technologies, Inc. and ATL Products, Inc.  Dr. Daly currently serves on the board of directors of STEC, Inc., a provider of solid state disk systems, and from 2002 to 2008, he served as a director of Danka Business Systems, PLC.  Dr. Daly received a B.S. degree in electrical engineering from the University of Notre Dame and M.S., M.A. and Ph.D degrees in engineering from Princeton University.  He has served as a director of Iteris since 1993.  Having served as the CEO of several technology companies and as a director of both private and public companies, Dr. Daly offers to the Board a wealth of management and leadership experience as well as an understanding of issues faced by such companies.

Gregory A. Miner has served as a Managing Partner of Merchant Capital Source, LLC, a company that provides working capital financing solutions to merchants, since 2004.  Prior to that, Mr. Miner served in a number of management positions with us and our subsidiaries, most recently as our Chief Executive Officer.  Mr. Miner is a Certified Public Accountant and his business experience includes work at Deloitte Haskins and Sells (now known as Deloitte LLP).  Mr. Miner has served as a director since 1998 and as our Chairman of the Board of Directors since 2004.  Through his service in a variety of executive positions with us and our subsidiaries, Mr. Miner has a deep and broad understanding of our business as well as the leadership skills and the operational understanding to provide sound guidance in continuing to grow our business.

Abbas Mohaddes has served as our Chief Executive Officer and President since March 2007 and as a director since September 2005.  Prior to his promotion in March 2007, Mr. Mohaddes served as our Executive Vice President from October 2004.  He also served in a number of executive positions with our former Iteris, Inc. subsidiary (“Iteris Subsidiary”), through which the majority of our current operations were conducted until we merged that subsidiary into us in October 2004.  Mr. Mohaddes was also the President and Chief Executive Officer of Meyer, Mohaddes Associates, Inc. (“MMA”), an ITS and transportation firm that he co-founded, which was acquired by the Iteris Subsidiary in 1998.  Mr. Mohaddes is the past chairman of the board and a founding member of Intelligent Transportation Society of America and a member of several trade organizations, including Transportation Research Board, Institute of Transportation Engineers, and the Design/Build Institute of America.  Mr. Mohaddes provides extensive technology, industry and management experience to the Board, as well as a substantial understanding of the Company and its operations resulting from his service as an officer of our Iteris Subsidiary and as the founder of MMA.

Gerard M. Mooney has served in a number of senior positions at International Business Machines Corporation (“IBM”) since 2000.  He is currently the Vice President Strategy for IBM’s Public Sector and served as the General Manager, Global Smarter Cities for IBM from November 2011 to February 2012 and as the General Manager, Global Government and Education for IBM from April 2008 to November 2011.  Before joining IBM, Mr. Mooney held various management positions at Hewlett-Packard Company for six years.  Mr. Mooney has extensive operational and financial experience across a broad range of technology-based companies, from start-ups to large public companies.  He is actively involved in the intelligent transportation market and serves as a member of the board of directors of the Intelligent Transportation Society of America.  He also has considerable experience with the major customers in the professional transportation market.  He received a B.A. degree from Mount Saint Mary’s College, an M.S. degree in Accounting from Georgetown University and an M.B.A. from Yale University.  Mr. Mooney brings to the Board of Directors extensive experience in setting and implementing strategy for both large and small technology organizations, deep category knowledge of the intelligent transportation market, and familiarity with many key customers for intelligent transportation solutions.

Thomas L. Thomas has served as the Executive Chairman of International Decision Systems, a provider of software and solutions for the equipment finance market, since September of 2009.  He also owns a management consulting business, T2 Partners.  From 2004 until his retirement in July 2008, Mr. Thomas was as the President and Chief Operating Officer of Global Exchange Services, a provider of business-to-business EDI and supply chain management solutions.  Prior to that, Mr. Thomas served as the President and CEO at several technology companies, including HAHT Commerce, Ajuba Solutions, and Vantive Corporation, and served in various senior and executive positions at 3Com Corporation, Dell Computer Corporation, Kraft General Foods and Sara Lee Corporation.  Mr. Thomas also served on the board of directors of infoGroup, Inc. from January 2009 to July 2010.  Mr. Thomas has served as a director of Iteris since 1999 and offers to the Board of Directors valuable business, leadership and strategic insights obtained through his service in a variety of industries, including a number of technology companies, and his experience in working with companies through several stages of their development.

Mikel Williams has served as the Chief Executive Officer and a director of JPS Industries, Inc., a manufacturer of extruded urethane film, sheet and tubing, ethylene vinyl acetate film and sheet and mechanically formed glass and aramid substrate materials for specialty applications, since May 2013.  Prior to that, Mr. Williams was the President, Chief Executive Officer and a director of DDi Corporation, a leading provider of time-critical, technologically advanced electronics manufacturing services, from November 2005 to May 2012 and a Senior Vice President and Chief Financial Officer of DDi from November 2004 to October

2005.  Mr. Williams has also served in various management positions with several technology related companies, including as the President and sole member of Constellation Management Group, LLC, where he provided strategic, operational, and financial consulting services to companies in the telecommunications, software and other technology-related industries, and in executive positions with Global TeleSystems, Inc. and its subsidiaries, a leading telecommunications company providing data and internet services in Europe.  Mr. Williams began his career as a certified public accountant in the State of Maryland, working as an auditor for Price Waterhouse.  Mr. Williams also serves on the boards of directors of Tellabs, Inc. and Lightbridge Communications Corporation.  Mr. Williams has served as a director of Iteris since April 2011 and provides the Board of Directors with operational and public company experience and valuable strategic insights through his many years of leadership positions in technology-related companies with international operations, as well as valuable knowledge and insights in finance and financial reporting matters.

Family Relationships

There are no family relationships among any of our directors, director nominees, or executive officers.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees.  The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.iteris.com.  We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

Our policy is to have at least a majority of the directors qualify as “independent” under the listing standards of NYSE MKT.  The Board of Directors has determined that each of Messrs. Char, Daly, Miner, Mooney, Slutzky, Thomas and Williams satisfies the requirements for “independence” under such listing standards.

Board Structure

The Board does not have a policy regarding the separation of the roles of the CEO and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time.  However, the Board has determined that having an independent director serve as the Chairman is currently in the best interest of our stockholders in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman.  The Board also meets regularly in executive sessions.

Board Meetings and Committees

We currently have several standing committees of the Board of Directors, including the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each has a written charter that is reviewed annually and revised as appropriate.  A copy of each committee’s charter is available on the Investor Relations section of our website at www.iteris.com.

During the fiscal year ended March 31, 2013 (“Fiscal 2013”), the Board of Directors and the various committees of the Board held the following number of meetings:  Board of Directors—seven; Audit Committee—four; Compensation Committee—two; and Nominating and Corporate Governance Committee—one.  During Fiscal 2013, no director, other than Mr. Char, attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committees of the Board held while he was serving on the Board or such committee.

Audit Committee.  The current members of our Audit Committee are Messrs. Miner, Thomas and Williams.  The Board has determined that each member of the Audit Committee is “independent” under the listing standards of NYSE MKT and the SEC rules regarding audit committee memberships.  The Board has identified Mr. Williams as the member of the Audit Committee who qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee oversees on behalf of the Board (a) the conduct of the accounting and financial reporting processes, the audits of our financial statements and the integrity of our audited financial statements and other financial reports; (b) the performance of our internal accounting and financial controls function; (c) the engagement, replacement, compensation, qualifications, independence and performance of our independent registered public accounting firm; and (d) the portions of the Code of Ethics and Business Conduct and related policies regarding our accounting, internal accounting controls or auditing matters.

The Audit Committee meets privately with our independent registered public accounting firm, and such firm has unrestricted access to and reports directly to the Audit Committee.  The Audit Committee has selected McGladrey LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014 and is recommending that our stockholders ratify this appointment at the Annual Meeting.

Compensation Committee.  The current members of our Compensation Committee are Messrs. Daly, Thomas and Williams.  The Board has determined that each member of the Compensation Committee is (or was during his time of service) “independent” under the listing standards of NYSE MKT.

The Compensation Committee (a) evaluates officer and director compensation policies, goals, plans and programs; (b) determines the cash and non-cash compensation of our “officers” as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (c) reviews and makes recommendations to the Board with respect to our equity-based and other incentive compensation plans for employees; (d) evaluates the performance of our executive officers; and (e) assists the Board in evaluating potential candidates for executive officer positions and oversees management succession planning.

The Compensation Committee meets periodically to review and establish the salaries, bonuses and incentive plans for our executive officers.  The committee considers a number of factors in determining the compensation plans and elements for, and the amount of each compensation element paid to, our executive officers, including publicly available data from independent outside sources, our general business conditions and objectives, and the committee’s subjective determination with respect to the executive’s individual contributions to such objectives.  To assist the committee in its review, our Chief Executive Officer provides to the Compensation Committee his evaluations of the executives, including himself, and recommendations with respect to all executive compensation matters; however, the final decisions regarding the compensation of our executive officers are made by the Compensation Committee.  Neither the Compensation Committee nor management engaged a compensation consultant to provide advice or recommendations on the amount or form of executive and director compensation during Fiscal 2013.

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee are Messrs. Char, Daly, Slutzky and Thomas.  The Board has determined that each member of the Nominating and Corporate Governance Committee is (or was during his time of service) “independent” under the listing standards of NYSE MKT.

The primary purposes of the Nominating and Corporate Governance Committee are to (a) identify, screen and review individuals qualified to serve as directors; (b) select or recommend to the Board of Directors the selection of nominees for election at the next annual meeting of stockholders; (c) recommend to the Board of Directors candidates to fill any vacancies on the Board; (d) oversee the implementation and monitoring the effectiveness of our corporate governance policies and developing and recommending to the Board modifications and or additions to such policies; and (e) review on a regular basis our overall corporate governance and recommend improvements when necessary.

In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company.  This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve the Company’s and our stockholders’ long-term interests.  While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business.  These factors, and others as considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.  As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.  The Nominating and Corporate Governance Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board.  Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates.  Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers.  From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement.  This committee will evaluate such recommendations applying its regular nominee criteria.  Eligible stockholders wishing to recommend a nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance

Committee, care of our corporate Secretary, by the deadline for stockholder proposals set forth in our last proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected.  In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate.  The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting.

Risk Oversight Role

The Board is responsible for overseeing our risk management, but its duties in this regard are supplemented by committees of the Board.  In particular, the Audit Committee focuses on financial risk, including internal controls, and is responsible for discussing with management and our independent auditors policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management.  Risks related to our compensation programs are reviewed by the Compensation Committee and legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee.  In connection with its responsibilities relating to risk assessment, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

Stockholder Communications

The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary.  The name of any specific intended Board recipient should be noted in the communication.  Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients.  Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters.  Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.  Stockholders who wish to communicate with the Board can write to the corporate Secretary at Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of our stockholders; however, directors are encouraged to attend all such meetings.  Three of our current directors attended our 2012 annual meeting of stockholders.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of McGladrey LLP was engaged to serve as our independent registered public accounting firm for the fiscal year ended March 31, 2013.  The Audit Committee of the Board of Directors has selected that firm to continue in this capacity for the fiscal year ending March 31, 2014.  We are asking our stockholders to ratify the selection by the Audit Committee of McGladrey LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2014 and to perform other appropriate services.  Stockholder ratification of the selection of McGladrey LLP as our independent registered public accounting firm is not required by our bylaws or otherwise.  In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.  Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee feels that such a change would be in the best interests of us and our stockholders.

A representative of McGladrey LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Stockholder Approval

The affirmative vote of a majority of the common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be required for ratification of the selection of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “FOR” the ratification and approval of the selection of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014.

PROPOSAL THREE:

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders have the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers.  Commonly known as a “say-on-pay” vote, this proposal gives our stockholders the opportunity to express their views on our executive compensation policies and programs and the compensation paid to the named executive officers.

We are asking our stockholders to indicate their support of the compensation of our named executive officers, as described in this proxy statement by approving the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”

The Board of Directors recommends a vote FOR approval of the advisory resolution because it believes that the Company’s executive compensation policies and practices are effective in achieving the Company’s goals of attracting, retaining, and motivating highly talented executives, rewarding sustained financial and operating performance, and aligning the executives’ interests with those of the stockholders.

The vote on this proposal is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee.  Although the vote is non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results in future decisions regarding executive compensation.

Stockholder Approval

The affirmative vote of a majority of the common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “FOR” the advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL FOUR:

ADVISORY VOTE ON FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires us to provide stockholders with the opportunity to indicate at least once every six years, on an advisory basis, their preference as to the frequency of future advisory votes on the compensation of our named executive officers.  Accordingly, we are asking stockholders to vote on whether future say-on-pay votes should occur once every year, every two years or every three years.  Stockholders also may abstain from voting on this proposal.

We believe that once every three years is the optimal frequency for say-on-pay votes for the Company.  Our executive compensation programs are designed to promote a long-term connection between pay and performance and a three-year cycle will provide stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, and avoid over emphasizing short-term variations.  A vote every three years will also provide sufficient time for the Board of Directors and the Compensation Committee to consider the results of the advisory vote and to implement any changes to our compensation practices and for the stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices, which have occurred since the last advisory vote on executive compensation, before stockholders must evaluate the effectiveness of such changes in conjunction with our related business results.  Accordingly, the Board of Directors recommends that the stockholders vote for a frequency of every three years for future advisory votes on the compensation of our named executive officers.

Although this vote is advisory and not binding, the Board of Directors and the Compensation Committee will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation.  However, when considering the frequency of future advisory votes on executive compensation, the Board of Directors and the Compensation Committee may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.  If the policy is determined in accordance with the Board’s current recommendation, the next say-on-pay vote would he held at the 2016 annual meeting of stockholders.

Stockholder Approval

Stockholders will be able to specify one of four choices for this proposal on the proxy card:  one year, two years, three years or abstain.  There is no threshold vote that must be obtained for this proposal.  The Company will consider the frequency that receives the highest number of votes by stockholders to be the frequency that is preferred by stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote for every “THREE YEARS” as the preferred frequency for advisory votes on the compensation of our named executive officers.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table presents the aggregate fees billed by McGladrey LLP for the indicated services for the fiscal years ended March 31, 2012 and 2013:

	Fiscal Year Ended March 31,
	2012	2013
Audit Fees	$290,000	$275,000
Audit-Related Fees	51,000	52,000
Tax Fees	79,000	105,000
All Other Fees	—	—
Total Fees	$420,000	$432,000

Audit Fees.  Audit fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements and review of the consolidated financial statements included in our quarterly reports on
Form 10-Q and other regulatory filings. Additionally, audit fees include professional services rendered in connection with the Company’s annual statutory overhead rate audits.

Audit-Related Fees.  Audit-related fees consist of fees for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.”  Such fees include, among other things, fees for registration statements, fees for internal control reviews and assistance with meeting the requirements of Section 404 of the Sarbanes-Oxley Act and certain consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed to us by McGladrey LLP during the fiscal years ended March 31, 2012 and 2013 for tax compliance services, which include the preparation of federal, state and international tax returns, and for tax consultations, including tax planning and federal, state and international tax advice.

All Other Fees.  There were no other fees billed to us by McGladrey LLP during the fiscal years ended March 31, 2012 and 2013.

Audit Committee Pre-Approval Policies and Procedures

All engagements for services by McGladrey LLP or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules.  The prior approval of the Audit Committee was obtained for all services provided by McGladrey LLP for the fiscal year ended March 31, 2013.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audited consolidated financial statements for the fiscal year ended March 31, 2013 of Iteris, Inc. included in its Annual Report on Form 10-K for that year.

Review with Management

The Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with the Company’s independent registered public accounting firm, McGladrey LLP, the matters required to be discussed by auditing standards set forth in AU Section 380 established by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received the written disclosures and the letter from McGladrey LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with McGladrey LLP its independence from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 for filing with the SEC.

Submitted by the Audit Committee
of the Board of Directors:

Gregory A. Miner
Thomas L. Thomas
Mikel Williams

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information, as of August 1, 2013, regarding our executive officers.

Name	Age	Capacities in Which Served
Abbas Mohaddes	56	Chief Executive Officer, President and Director
James S. Miele	45	Chief Financial Officer, Vice President and Secretary
Todd Kreter	53	Senior Vice President, Sensors Development and Operations
Thomas N. Blair	49	Senior Vice President, iPerform

The following is a brief description of the capacities in which the above persons have served the Company and their business experience during at least the past five years.  The biography of Mr. Mohaddes appears earlier in this proxy statement.  See Proposal One: “Election of Directors.”

James S. Miele has served as our Chief Financial Officer and Vice President of Finance since October 2004 and as the Secretary since March 2004.  Mr. Miele previously served as our Controller and the Controller of our Iteris Subsidiary.  Mr. Miele’s business experience includes working as an audit manager at Ernst & Young LLP, supervising financial statement audits for a variety of public and privately held companies.  Mr. Miele is a Certified Public Accountant in the State of California (inactive) and holds a B.S. degree in Accounting from San Diego State University.

Todd Kreter has served as Senior Vice President, Sensors Development and Operations, of the Company since May 2009.  Mr. Kreter served as our Vice President of Engineering from November 2007 to May 2009.  Prior to joining us, Mr. Kreter served in a number of executive positions at Quantum Corporation, most recently as the VP Global Services from 2004 to January 2007, where he managed the company’s worldwide customer service organization.  Mr. Kreter holds an executive M.B.A. from Stanford/AEA and a B.S. degree in mechanical engineering from California State University, Fullerton.

Thomas N. Blair has served as Senior Vice President, iPerform, of the Company since July 2012.  Prior to that, Mr. Blair served as general manager for Trimble Navigation Limited, a provider of integrated positioning, wireless, and software technology solutions, from 2007 to August 2011, and as vice president for new business development at @Road, Inc., a leading provider of mobile resource management solutions, from 2006 to 2007.  He also worked as director of business and corporate development at iAnywhere Solutions, a Sybase company, from 2003 to 2006.  Mr. Blair holds a B.S. degree in Management Information Systems from DeVry Institute of Technology and an M.S. degree in Computer Science from Rochester Institute of Technology.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended March 31, 2012 and 2013 by (i) our Chief Executive Officer and (ii) our other executive officers.  The officers listed below are collectively referred to as the “named executive officers” or “NEOs” in this proxy statement.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Abbas Mohaddes	2013	$380,016	$—	$—	$—	$39,039	$13,581	$432,636
Chief Executive Officer	2012	370,290	30,000	—	44,083	114,254	13,225	571,852

James S. Miele	2013	216,010	—	—	—	25,657	7,540	249,207
Chief Financial Officer	2012	214,028	15,000	22,000	17,633	65,288	5,788	339,737

Todd Kreter	2013	215,266	—	—	—	20,871	7,608	243,745
Senior Vice President	2012	208,276	15,000	22,000	17,633	39,173	7,405	309,487

Thomas N. Blair (6)	2013	160,894	—	75,000	79,100	50,000	1,858	366,852
Senior Vice President	2012	—	—	—	—	—	—	—

(1)	Discretionary cash bonus.

(2)

The dollar amounts shown represent the grant date fair value of restricted stock units (“RSUs”) granted during the applicable fiscal year calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing sales price of the underlying shares of our common stock on the respective grant dates and without any adjustment for estimated forfeitures.  Each RSU represents the right to receive one share of our common stock.  The RSU awards vest in equal annual installments over four years, with the first installment vesting approximately one year after the grant date.  Vested shares are issued as soon as practicable after the applicable vesting date.

(3)

The dollar amounts shown represent the grant date fair value of stock options granted during the applicable fiscal year determined pursuant to the Black-Scholes-Merton option pricing formula, in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions used in the calculations, see Note 11 to our consolidated financial statements in our Annual Report.  See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report.  The options have an exercise price equal to the closing sales price of our common stock as of the grant date, vest in equal annual installments over four years, and are not exercisable until vested.

(4)

The amounts shown in this column constitute the cash bonuses paid to each named executive officer based on the attainment of certain criteria pre-established by the Compensation Committee and, with respect to Mr. Blair, by Mr. Mohaddes.  These awards are discussed in further detail under “Plan-Based Bonuses” below.

(5)	Represents 401(k) plan employer contributions and automobile allowances paid by us.

(6)	Mr. Blair was hired on July 10, 2012 at an annual salary of $230,000. The Fiscal 2013 salary noted above represents the amount earned by Mr. Blair from his hire date to the end of Fiscal 2013.

Plan-Based Bonuses

For Fiscal 2013, the potential compensation for Messrs. Mohaddes, Miele and Kreter included an annual cash bonus based upon criteria established by the Compensation Committee at the beginning of the fiscal year.  The bonuses were entirely based on our corporate and business unit performance.  For the CEO and CFO, 90% of their potential bonus was based on the total revenue and operating income achieved by the Company for the year and 10% of their potential bonus was based on revenue achieved by the iPerform segment.  For Mr. Kreter, 50% of his potential bonus was based on the total revenue and operating income achieved by the Company, 40% of his potential bonus was based on revenue and operating income achieved by the Roadway Sensors segment, and 10% of his potential bonus was based on revenue achieved by the iPerform segment.

The corporate and business unit performance targets for the annual cash bonuses for Messrs. Mohaddes, Miele and Kreter for Fiscal 2013 were as follows:

Performance Component(1)	No Bonuses At or Below	Target	Maximum
	(in thousands)
Corporate Revenue	$59,500	$70,000	$77,000
Corporate Operating Income	3,500	4,350	4,800
Roadway Sensors Revenue	29,700	33,000	34,650
Roadway Sensors Operating Income	3,850	4,800	5,500
iPerform Revenue	2,900	3,200	3,350

(1)                                The corporate revenue and operating income goals and the iPerform revenue goal were applicable to each NEO, and the Roadway Sensors revenue and operating income goals were applicable to Mr. Kreter.

The potential bonuses at target for Fiscal 2013 were as follows:  Mr. Mohaddes — $175,000; Mr. Miele — $115,000; and Mr. Kreter — $115,000.  If our performance for Fiscal 2013 exceeded the revenue and operating income targets set for bonus purposes, the executives could have earned an additional bonus of up to 50% of the target bonus award.  The full 50% additional bonus would have been earned by the NEOs if the Company had achieved the revenue and operating income goals set forth under the “Maximum” column above.  If the Company had achieved revenue and operating income which were less than the goals set forth under the “Maximum” column but more than the amounts set forth under the “Target” column, the additional bonus payable would have been proportional, or based on the level of the Maximum goal achieved when measured from the Target amount.  For example, if the performance had exceeded the Target goal by 25% of the difference between the Maximum and Target amounts, then 25% of the 50% additional bonus relating to such performance goal would have been payable.

In Fiscal 2013, our revenue and operating results for the Company and for the relevant business units were as follows:  Corporate Revenue — $61.7 million; Corporate Operating Income — $1.6 million; Roadway Sensors Revenue — $26.0 million; Roadway Sensors Operating Income — $1.6 million; iPerform Revenue — $3.3 million.  As a percentage of the targets set for bonus purposes, the results were as follows:  Corporate Revenue — 88.1%; Corporate Operating Income — 37.6%; Roadway Sensors Revenue — 78.8%; Roadway Sensors Operating Income — 32.8%; iPerform Revenue — 102.9%.  For bonus purposes, segment operating income results include certain corporate allocations.  Accordingly, based upon the above described criteria, bonuses in the following amounts were approved for Fiscal 2013:  Mr. Mohaddes — $39,039; Mr. Miele — $25,657; and Mr. Kreter— $20,871.

Mr. Blair joined the Company in July 2012 and was not included in the bonus plan described above for Fiscal 2013.  Pursuant to his offer letter, for Fiscal 2013, Mr. Blair was entitled to a bonus of up to $100,000 (with a guaranteed minimum of $50,000) based on criteria established by the CEO.  15% of the potential bonus was based on the total revenue and operating income achieved by the Company for the year, 20% of the potential bonus was based on revenue and operating income achieved by the iPerform segment and 20% of the potential bonus was based on the amount of backlog for the iPerform segment.  The remaining 45% of the potential bonus was based on Mr. Blair’s achievement of individual objectives focused on management of the iPerform business unit.  The minimum/maximum performance targets for Mr. Blair were as follows:  Corporate Revenue — $57.8 million/$74.8 million; Corporate Operating Income — $3.3 million/$4.5 million; iPerform Revenue — $2.8 million/$3.3 million; iPerform Operating Income — $(0.6) million/$(0.8) million; iPerform Backlog — $5.1 million/$6.0 million.  The amounts payable in connection with such targets were proportional, based on the level of the maximum goal achieved when measured from the minimum amount.  In Fiscal 2013, our revenue and operating results were as described in the paragraph immediately above and as follows:  iPerform Operating Income — $(0.7) million; iPerform Backlog — $3.3 million.  Based upon the above described criteria, Mr. Blair was paid his guaranteed bonus of $50,000 for Fiscal 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each named executive officer as of March 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)		Market Value of Shares or Units of Stock That Have Not Vested (3)
Abbas Mohaddes Chief Executive Officer	30,000	—	$2.21	06/15/06	06/14/16	25,000	(4)	$44,500
	100,000	—	2.55	03/14/07	03/13/17
	200,000	—	2.34	10/02/07	10/01/17
	75,000	25,000	1.41	05/27/09	05/26/19
	18,750	56,250	1.10	08/10/11	08/09/21

James S. Miele Chief Financial Officer	20,000	—	3.26	09/02/05	09/01/15	12,500	(4)	22,750
	15,000	—	2.21	06/15/06	06/14/16	15,000	(5)	27,300
	18,750	6,250	1.41	05/27/09	05/26/19
	7,500	22,500	1.10	08/10/11	08/09/21

Todd Kreter Senior Vice President	25,000	—	2.46	02/21/08	02/20/18	12,500	(4)	22,750
	18,750	6,250	1.41	05/27/09	05/26/19	15,000	(5)	27,300
	7,500	22,500	1.10	08/10/11	08/09/21

Thomas N. Blair Senior Vice President	—	100,000	1.50	08/09/12	08/08/22	50,000	(6)	91,000

(1)                                Each option vests at the rate of 25% on each of the first four anniversaries of the grant date.

(2)                               Indicates the number of shares of common stock subject to RSU awards.  Each RSU represents the right to receive one share of our common stock.

(3)                                The dollar amounts represent the market value of the shares subject to the RSUs, calculated by multiplying the closing sales price of our common stock on the last business day of Fiscal 2013 by the applicable number of shares.

(4)                                The original RSU award was granted on August 12, 2010 and vests in equal annual installments over four years.  The first installment vested on August 10, 2011.  The shares indicated represent the remaining unvested amount.

(5)                                The original RSU award was granted on August 10, 2011 and vests in equal annual installments over four years.  The first installment vested on August 10, 2012.  The shares indicated represent the remaining unvested amount.

(6)                                The RSU award was granted on August 9, 2012 and vests in equal annual installments over four years, with the first installment vesting on August 9, 2013.

Employment Contracts; Termination of Employment and Change of Control Arrangements

We do not currently have any employment contracts in effect with any of our named executive officers other than the agreements described below.  We provide incentives such as salary, benefits and option grants to attract and retain executive officers and other key associates.  The plan administrators of the 1997 Stock Incentive Plan and the 2007 Omnibus Incentive Plan have the authority to provide for the accelerated vesting of outstanding options held by an individual in connection with the termination of such individual’s employment following an acquisition in which these options are assumed or the repurchase rights with respect to the unvested shares are assigned or upon certain changes in control of the Company.  Other than such accelerated vesting and the agreements described below, there is no agreement or policy which would entitle any executive officer to severance payments or any other compensation as a result of such officer’s termination.

Agreement with Abbas Mohaddes

On July 29, 2013, we entered into an Employment Agreement (the “Employment Agreement”) with Abbas Mohaddes, our Chief Executive Officer, which combines and supersedes, to the extent such agreements were not previously terminated, his letter agreement with the Company dated July 27, 2010 and his Change in Control Agreement with the Company dated July 27, 2010 (collectively, the “Prior Agreements”).  The principal terms of the Employment Agreement are substantially similar to the Prior Agreements.  The Employment Agreement has an initial term of three years and thereafter renews automatically for successive one year periods until ten years after the effective date (such initial term together with any renewal periods, the “Employment Period”), unless either party provides written notice of nonrenewal at least 30 days prior to the end of the initial term or any renewal period.  Under the terms of the Employment Agreement, Mr. Mohaddes is entitled to an initial base salary of $380,000 per year, which may be increased from time to time at the sole discretion of the Compensation Committee of our Board of Directors.  In the event that he is terminated without cause (as defined in the Employment Agreement) during the Employment Period, Mr. Mohaddes is entitled to (i) salary continuation for 12 months following termination (or a lump sum payment equal to his base salary in the event the termination without cause occurs within 12 months after a Change in Control (as defined in the Employment Agreement)), (ii) a lump sum payment equal to 50% of his average annual target bonus for the two years immediately preceding the year of termination, payable no later than 30 days following termination, and (iii) reimbursement for the cost to continue health benefit coverage under COBRA for a period of up to one year following termination.  If his employment is terminated as a result of death or disability, then Mr. Mohaddes (or his estate) will be entitled to, in the case of death, a lump sum payment equal to 50% of his then effective base salary and, in the case of disability, salary continuation of up to 90 days until he is eligible for short-term disability payments.  In the event that he resigns for Good Reason (as defined in the Employment Agreement) after a Change in Control, in lieu of any other benefits under the Employment Agreement, Mr. Mohaddes will be entitled to (I) a lump sum payment equal to one year’s base salary plus an amount equal to 50% of his average annual target bonus for the two years immediately preceding the year of termination, payable no later than 30 days following termination, and (II) reimbursement for the cost to continue health benefit coverage under COBRA for a period of up to one year following termination.

Agreement with James Miele

On June 11, 2008, we entered into a change in control agreement with James Miele, our Chief Financial Officer.  Pursuant to the terms of the agreement, in the event of an involuntary termination (as defined in the agreement) of Mr. Miele’s employment in connection with or within 12 months after a change in control, Mr. Miele would have been entitled to receive a lump sum payment of one year’s base pay and 50% of his target bonus for the year, with such payment to be reduced to 50% of the annual base pay and 25% of the bonus if the involuntary termination were due to his voluntary resignation which does not occur within the first six months after the change in control.  In addition, Mr. Miele would have been entitled to receive reimbursement for the cost of COBRA coverage for a period of up to one year following the involuntary termination of his employment.  The agreement terminated on June 11, 2013.

Director Compensation

Directors who are not employees of Iteris or any of its subsidiaries receive an annual retainer of $28,000 per year, paid quarterly, with the Chairman of the Board receiving an additional $10,000 per year.  No additional amounts are paid for attending meetings.  In addition, each non-employee director who serves on a Board committee receives the following annual amounts, paid quarterly:  Audit Committee — $2,500 ($5,000 for the Chair); Compensation Committee - $1,500 ($3,000 for the Chair); Nominating and Governance Committee - $1,000 ($2,000 for the Chair); ad hoc committees - $500 ($1,000 for the Chair).  All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees.

Non-employee directors are also eligible to receive periodic option grants pursuant to the Directors’ Automatic Option Grant Program under our 2007 Omnibus Incentive Plan.  Under that plan, each non-employee director receives an option to purchase 20,000 shares of common stock upon his initial appointment to the Board of Directors and an additional option to purchase 10,000 shares of common stock on the date of each annual meeting provided he has served on the Board for at least six months as of such annual meeting.  Each such option is immediately exercisable for any or all of the option shares, but the shares acquired are subject to repurchase by the Company at the exercise price paid per share if the optionee ceases service with the Company prior to vesting in those shares.  Each option vests in full upon the optionee’s completion of one year of service measured from the grant date.  However, the vesting of each such option will accelerate in full upon certain changes in control of the Company or upon the optionee’s death or disability while a director.  Each option granted to non-employee directors under the Directors’ Automatic Option Grant Program will have an exercise price equal to the fair market value of the common stock on the grant date and a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service as a Board member.  Following the optionee’s cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of service as a director.

The following table sets forth a summary of the compensation earned in Fiscal 2013 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Richard Char	$31,000	$8,508	$39,508
Kevin C. Daly, Ph.D.	33,500	8,508	42,008
Gregory A. Miner	41,500	8,508	50,008
Joel Slutzky	29,500	8,508	38,008
Thomas L. Thomas	33,000	8,508	41,508
Mikel Williams	32,250	8,508	40,758

(1)	Represents amounts earned by the directors based on the compensation arrangement described above.

(2)

The dollar amounts shown represent the grant date fair value of stock options granted in Fiscal 2013 determined pursuant to the Black-Scholes-Merton option pricing formula, in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in the calculations, see Note 11 to our consolidated financial statements in our Annual Report. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report. At the end of Fiscal 2013, the non-employee directors held options for the following number of shares of common stock: Richard Char — 65,000; Kevin C. Daly, Ph.D. — 60,000; Gregory A. Miner — 250,000; Joel Slutzky — 65,000; Thomas L. Thomas — 60,000; and Mikel Williams — 30,000.

Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and our bylaws require us to advance litigation expenses upon receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification.  The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements to indemnify certain of our directors and officers in addition to the indemnification provided for in the certificate of incorporation and bylaws.  These agreements, among other things, indemnify such directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of Iteris, or as a director or officer of any other company or enterprise to which the person provides services at our request.

PRINCIPAL STOCKHOLDERS AND COMMON STOCK OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2013, the number and percentage ownership of our common stock by (i) all persons known to us to beneficially own more than 5% of the outstanding common stock, (ii) each of the named executive officers in the Summary Compensation Table which appears elsewhere herein, (iii) each of our directors and director nominees, and (iv) all of our executive officers and directors as a group.  To our knowledge, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable.

	Common Stock
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)

Lloyd I. Miller, III (3)	5,402,794	16.6%
Austin W. Marxe and David M. Greenhouse (4)	3,340,929	10.3

Abbas Mohaddes (5)	1,359,902	4.1
James S. Miele (6)	110,732	*
Todd Kreter (7)	90,048	*
Thomas N. Blair (8)	37,500	*
Richard Char (9)	74,000	*
Kevin C. Daly, Ph.D (10)	410,132	1.3
Gregory A. Miner (11)	677,485	2.1
Joel Slutzky (12)	1,882,853	5.8
Thomas L. Thomas (13)	94,000	*
Mikel Williams (14)	40,000	*
Gerard M. Mooney	—	—

All executive officers and directors as a group (10 persons) (15)	4,776,652	14.2%

*                                         Less than 1%.

(1)                                 The address of each of the directors and officers is 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705.

(2)                                 Based on 32,470,331 shares of common stock outstanding as of June 30, 2013.  Shares of common stock subject to options or warrants which are exercisable within 60 days of June 30, 2013 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.  Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation.  In addition to the shares held in the individual’s name, the number of shares indicated also includes shares held for the benefit of the named person under our 401(k) and Stock Ownership Plan.

(3)                                 Pursuant to an amendment to a Schedule 13G filed on February 14, 2013 with the SEC, Mr. Miller reported that, as of December 31, 2012, he had shared dispositive and voting power with respect to 200,017 shares as (i) an advisor to the trustee of a certain trust, (ii) an authorized person with respect to a custody account and (iii) the co-manager of a limited liability company.  Mr. Miller also had sole dispositive and voting power with respect to 5,202,777 shares as (i) the manager of a limited liability company that is the general partner of certain limited partnerships, (ii) the manager of a limited liability company that is the adviser to certain trusts and (iii) an individual.  The address for Mr. Miller is 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida 33401.

(4)                                 Pursuant to an amendment to a Schedule 13G filed on February 13, 2013 with the SEC and subsequent Form 4 filings through February 26, 2013, Messrs. Marxe and Greenhouse reported that they shared voting and dispositive power over 610,795 shares owned by Special Situations Cayman Fund, L.P. (“Cayman”), 1,901,340 shares owned by Special Situations Fund III QP, L.P. (“SSFQP”) and 828,794 shares owned by Special Situations Private Equity Fund, L.P. (“SSPE”, and collectively with Cayman and SSFQP, the “SS Funds”).  Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Cayman.  AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of SSFQP.  Messrs. Marxe and Greenhouse are also members of MG Advisers L.L.C., the general partner of SSPE.  AWM serves as the investment adviser to SSFQP and SSPE.  The principal business of each SS Fund is to invest in equity and equity-related securities and other securities of any kind or nature.  The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(5)                                Includes (i) 467,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013, (ii) 12,500 shares issuable within 60 days after June 30, 2013 upon vesting of RSUs and (iii) 11,540 shares held by Mr. Mohaddes’ IRA.

(6)                                 Includes (i) 75,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013 and (ii) 11,250 shares issuable within 60 days after June 30, 2013 upon vesting of RSUs.

(7)                                 Includes (i) 65,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013 and (ii) 11,250 shares issuable within 60 days after June 30, 2013 upon vesting of RSUs.

(8)                                 Includes (i) 25,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013 and (ii) 12,500 shares issuable within 60 days after June 30, 2013 upon vesting of RSUs.

(9)                                 Includes (i) 65,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013 and (ii) 9,000 shares held by the Char-Yoshida Family Trust, of which Mr. Char is a co-trustee.

(10)                          Includes (i) 100 shares held by Dr. Daly’s spouse, (ii) 329,032 shares held by Dr. Daly’s IRA, and (iii) 60,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013.

(11)                          Includes (i) 183,334 shares held by Mr. Miner’s IRA, (ii) 19,230 shares held by Mr. Miner’s wife’s IRA and (iii) 250,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013.

(12)                          Includes (i) 1,553,922 shares held by The J&J Slutzky Trust, of which Mr. Slutzky is the co-trustee, (ii) 144,616 shares held by Mr. Slutzsky’s IRA and (ii) 65,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013.

(13)                         Includes 60,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013.

(14)                          Includes 30,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013.

(15)                          Includes (i) 1,162,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2013 and (ii) 47,500 shares issuable within 60 days after June 30, 2013 upon vesting of RSUs.

CERTAIN TRANSACTIONS

Since April 1, 2011, other than the agreements and transactions described in “Executive Compensation and Other Information” and the transactions described below, there has not been, nor is there any proposed transaction, where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or the average of the Company’s total assets at year end for the last two fiscal years and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

We previously subleased office space to Maxxess Systems, Inc. (“Maxxess”), one of our former subsidiaries that we sold in September 2003 and is currently owned by an investor group that includes two of our directors, Messrs. Daly and Slutzky.  The sublease terminated in September 2007, at which time Maxxess owed us an aggregate of $274,000 related to this sublease and certain ancillary corporate services that we provided to Maxxess.  In August 2009, Maxxess executed a promissory note payable to us for $274,000.  The promissory note bears interest at a rate of 6% per annum, compounded annually, with accrued interest to be paid annually on the first business day of each calendar year.  Payments under the note may be made in bona fide services rendered by Maxxess to us to the extent such services and amounts are pre-approved in writing by us.  All amounts outstanding under the note will become due and payable on the earliest of (i) August 10, 2014, (ii) a change of control in Maxxess, or (iii) a financing by Maxxess resulting in gross proceeds of at least $10 million.  As of March 31, 2013, approximately $259,000 of the original principal balance and interest for calendar year 2012 of approximately $15,000 was outstanding and payable to Iteris.  During the quarter ended June 30, 2013, the interest payment was received in full.

On July 23, 2013, the promissory note with Maxxess was amended and restated.  The amended and restated note bears interest at a rate of 6% per annum, compounded annually, with accrued interest to be paid quarterly on the first business day of each calendar quarter.  Payments under the amended and restated note may only be made in cash and all amounts outstanding will become due and payable on the earliest of (i) August 10, 2016, (ii) a change of control in Maxxess or (iii) a financing by Maxxess resulting in gross proceeds of at least $10 million.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC.  Specific due dates for these reports have been established, and we are required to report any failure to file by such dates.  For Fiscal 2013, our 10% stockholders, Messrs. Austin W. Marxe and David M. Greenhouse, did not file Form 4 reports for the following transactions within two business days of the applicable transaction:  (i) sale of 32,400 shares of common stock on October 4, 2012 and (ii) sale of  21,207 shares of common stock on February 15, 2013.  Based solely on our review of copies of the reports on Forms 3, 4 and 5 received by us during or with respect to the fiscal year ended March 31, 2013 and written representations received from the reporting persons that no other reports were required, except as indicated in the foregoing sentence, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our Annual Report (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders.  The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.  Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to Investor Relations, Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.  The Annual Report (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws.  Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”).  Stockholder proposals that are intended to be presented at our 2014 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than April 22, 2014.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination on or between May 26, 2014 and June 25, 2014.  If the date of the 2014 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2013 Annual Meeting of Stockholders (a situation that we do not anticipate), then the stockholder must submit any such proposal or nomination not later than the close of business of the 10th day following the earlier of (i) the day on which the notice of the meeting was mailed or (ii) public disclosure of the date of such meeting is first made.  Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2014 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.  It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the 2014 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement.  If any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

THE BOARD OF DIRECTORS OF
ITERIS, INC.

Santa Ana, California
August 14, 2013

PROXY

ITERIS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ITERIS, INC. hereby appoints ABBAS MOHADDES and JAMES S. MIELE, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Iteris to be held at the Company’s principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705, on September 23, 2013 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote all shares of common stock of Iteris held of record by the undersigned on July 25, 2013, with all the powers the undersigned would possess if personally present, in accordance with the instructions on this proxy.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED OR, IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL ONE, “FOR” EACH OF PROPOSALS TWO AND THREE, AND FOR EVERY “3 YEARS” WITH RESPECT TO PROPOSAL FOUR, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 3 YEARS for Proposal 4.

☒ Please mark votes as in this example.

1.

Election of Directors: To elect Richard Char, Kevin C. Daly, Ph.D., Gregory A. Miner, Abbas Mohaddes, Gerard M. Mooney, Thomas L. Thomas and Mikel Williams to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until his successor is elected and qualified.

	☐ FOR ALL	☐ WITHHOLD FOR ALL	☐ For All EXCEPT*

(*Instructions: To withhold authority to vote for any individual nominee, mark the “For All EXCEPT” box above and write that nominee’s name in the space provided above.)

2.	Ratification of McGladrey LLP as the independent registered public accounting firm of Iteris for the fiscal year ending March 31, 2014.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approve, by advisory vote, the compensation of named executive officers.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Advisory vote on the frequency of conducting advisory votes on the compensation of named executive officers.

	☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature:	Date:

Signature:	Date:

(This Proxy must be signed exactly as your name appears hereon.  Executors, administrators, trustees, etc., should give full title as such.  If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)